Exhibit 99.1

For more information contact:
Markel Corporation
Saurabh Madaan
804-747-0136
investorrelations@markelcorp.com

Nephila
Mandi Abate Little
615-509-9007
mabatelittle@nephilaadvisors.com

FOR IMMEDIATE RELEASE

Markel completes acquisition of Nephila Holdings Limited

RICHMOND, VA and NASHVILLE, TN, November 14, 2018 – Markel Corporation (“Markel”) (NYSE: MKL) announced today that it has completed its acquisition of Nephila Holdings Limited (“Nephila”), a leading investment manager specializing in reinsurance risk.

Richie Whitt, Markel’s Co-Chief Executive Officer, commented, “With a proven 20-year track record of success, Frank Majors and Greg Hagood have built the industry’s pre-eminent and longest-tenured insurance-linked securities manager. The addition of Nephila to Markel’s insurance, reinsurance, insurtech, fronting, and existing insurance-linked securities capabilities will enhance and strengthen the breadth and depth of Markel’s offerings to policyholders, producers, and investors. We welcome Nephila to the Markel family and fully expect their track record of success to continue.”

Frank Majors, Nephila’s Co-Chief Executive Officer, commented, “Markel shares our strategic vision for the future of the insurance markets, and we are excited to join Markel, a company with a similar culture, strategic outlook, and long-term focus. We are looking forward to working with the Markel team and are excited by the possibilities from our combined strengths.”

Greg Hagood, Nephila’s Co-Chief Executive Officer, added, “As we combine the investment independence of a 20-year, stand-alone insurance-linked securities manager with the additional resources of a well-respected and strongly rated insurer like Markel, we believe this partnership will provide meaningful benefits to our investor base now and in the future.”

Nephila will continue to operate as a separate business unit. The management team, led by Greg Hagood and Frank Majors, will remain in place and will continue to be based in Bermuda, San Francisco, CA, Nashville, TN, and London.

About Markel Corporation
Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at markelcorp.com.

About Nephila Holdings
Nephila Holdings is a leading investment manager specializing in reinsurance and weather risk transfer and ESG-driven business. Nephila offers a broad range of investment products focusing on instruments such as insurance-linked securities, catastrophe bonds, insurance swaps, and weather derivatives. Nephila has assets under management of approximately $12.3 billion as of October 1, 2018 and has been managing institutional assets in this space since it was founded in 1998. The firm has over 200 employees based in their Bermuda headquarters, San Francisco, CA, Nashville, TN and London. Visit Nephila on the web at nephila.com.

Disclaimer
Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about Markel's and Nephila's beliefs, plans or expectations, are forward-looking statements. These statements are based on Markel's and Nephila's current plans, estimates, and expectations. There are risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by such statements. Neither Markel nor Nephila assumes any obligation to update this release (including any forward-looking statements herein) as a result of new information, developments, or otherwise. This release speaks only as of the date issued.

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